Exhibit 11.1

CONSENT OF DALE MATHESON CARR-HILTON LABONTE LLP

We hereby consent to use in this Offering Circular consisting a part of this Offering Statement on Form 1-A, of our report dated April 27, 2022 relating to the financial statements of Radar USA, Inc. for the period from November 6, 2020 (incorporation) to October 31, 2021, which is contained in the Offering Statement.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

July 5, 2022